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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-26871

                               yesmail.com, inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         565 Lakeview Parkway, Suite 135, Vernon Hills, Illinois 60061
                             Phone: (847) 918-9292
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.0001 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]               Rule 12h-p3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)   [ ]                 Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]                          Rule 15d-6    [ ]
     Rule 12h-3(b)(1)(i)    [X]

 Approximate number of holders of record as of the certification or notice date:

                                     One(1)
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, yesmail.com, inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                   yesmail.com, inc.

DATE: March 13, 2000          By:  /s/  DAVID M. TOLMIE
                                   ---------------------------------------------
                                   Name:   David M. Tolmie
                                   Title:  Chief Executive Officer and President